Exhibit 10.6

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the "Separation Agreement") is made this 3rd day of January, 2013 by and between Inspire MD Ltd. (the "Company") and A.S. Paz Management and Investment Ltd., Company No. 514480433 ("Consultant").

WHEREAS, as of May 2005 the Key Person has been engaged by the Company, first as an employee and starting April 1st, 2011 as its CEO and independent consultant through the Consultant, which is an Israeli corporation wholly controlled by the Key Person, under that certain Consultancy Agreement (the "Agreement"), a copy of which is attached as Exhibit A hereto;

WHEREAS, Consultant informed the Company of its desire to cease providing the Services and resign from all of its and the Key Person's offices in the Company;

WHEREAS, due to the Consultant's aforesaid desire the parties have mutually agreed to terminate the Agreement effective as of January 3rd, 2013 (the "Effective Date") pursuant to the terms and conditions hereto;

WHEREAS, Consultant has agreed to release the Company from any and all claims, rights or demands arising from or related to the Agreement, the relations between the parties or the termination thereof;

NOW THEREFORE, in consideration of the mutual promises made herein, the Consultant and Company hereby agree as follows:

(Capitalized terms used herein and not otherwise defined shall have the respective meaning ascribed to them in the Agreement.)

1.	Termination of Agreement.

1.1.	The parties hereby terminate the Agreement and the engagement between them in mutual consent and effective as of the Effective Date.

1.2	As part of the termination of the Agreement (i) the Key Person hereby resigns from its offices as the CEO of the Company and member of its Board of Directors; (ii) the Key Person hereby resigns from its offices as the CEO of InspireMD Inc. (the Company’s sole shareholder) and (iii) upon the Company's request, the Consultant and Key Person shall take all necessary actions in a timely manner to transfer all the information they possess on the Company to the Company's CEO or other person(s) designated by InspireMD Inc's CEO or Chairman of the Board.

1.3	Despite anything to the contrary in the Agreement, the Company shall pay to the Consultant as a prior notice payment, and on a monthly basis, the Consultancy Fee for 6 months following the Effective Date (the “Prior Notice Payment”). Other than as set forth in Sub section 1.2(iii) above, the Consultant shall not be required to provide its Services to the Company during the aforesaid 6-month prior notice period.

2.	Release of Claims.

2.1.	By signing this Termination Agreement, the Consultant confirms that it has fully received from the Company all the payments and other rights to which it has been entitled from the inception of the Company and until January 3rd, 2013, including in connection with the Services and the employment of the Key Person by the Company as provided herein and particularly:

2.1.1	Consultancy Fee under the Agreement and any previous salary for the period until January 3rd, 2013;

2.1.2	Payment for unused absent days under Section 1.3 of the Agreement;

2.1.3	Reimbursement of any costs or expenses incurred by the Consultant and/or the Key Person in connection with their engagement with the Company and InspireMD Inc.;

The Consultant and Key Person acknowledge that the payments of the funds and other rights as aforesaid have been in full satisfaction of any obligation of the Company, Inspire GmbH and InspireMD, Inc. (the "Affiliates") to Consultant and Key Person, including under the Agreement and, other than the Prior Notice Payment and the Consultancy Fee for December 2012 (if such has not been paid by this date), the Company has no further obligation to the Consultant whatsoever.

2.2	Each of the Consultant and Key Person hereby irrevocable releases and forever discharges the Company, the Affiliates and its officers, directors, employees, managers, agents, investors, shareholders, representatives, predecessor and successor corporations, and assigns (the "Company's Releasees") from, and agrees not to sue concerning, or, in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, disclosed or undisclosed, liquidated or contingent, that Consultant or Key Person may possess against any of the Company's Releasees arising from any omissions, acts or facts that have occurred up until and including the date hereof including without limitation any and all claims or demands, directly or indirectly, relating to or arising out of the Agreement or Consultant's or Key Person’s relationship with the Company, the termination of the Agreement and that relationship, including without limitation negligent, breach of contract, loss of profits and good will and the existence (which is denied) of labor relations between the parties as of April 1, 2011 until the Effective Date.

The release included in this paragraph shall not apply to the Prior Notice Payment.

Subject to any applicable law, the Company hereby and forever releases the Consultant and Key Person (the "Consultant's Releasees") from, and agrees not to sue concerning, or, in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind known to the Company on the date hereof, liquidated or contingent, that the Company may possess against any of the Consultant's Releasees arising from any omissions, acts or facts that have occurred up until and including the date hereof including without limitation any and all claims or demands, directly or indirectly, relating to or arising out of the Agreement or relationship between the parties, the termination of the Agreement and that relationship, including without limitation negligent, breach of contract, loss of profits and good will.

2.3.	The parties acknowledge and agree that any breach of this Section 2 shall constitute a material breach of the Separation Agreement.

3.	Survival of Obligations and Return of Company's Property.

3.1.	The termination of the Agreement shall not reveal the Consultant and Key Person from continue fulfilling their obligations under the Agreement which by their nature or as set forth in the Agreement are intended to survive the termination of the Agreement, including Sections 4 (Independent Contractor), 5 (Confidentiality), 6 (Creations and Inventions), 7 (Non-competition and Non-Solicitation), 8 (Miscellaneous) and Annex A (Undertaking) to the Agreement, all of which shall continue to bind the Consultant and Key Person without any change.

3.2.	Consultant shall deliver to the Company on or before the Effective Date, and shall not keep in its possession, recreate or deliver to anyone else, any and all equipment, devices, records, data, notes, marketing materials, reports, e-mail messages, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, reproductions of any aforementioned items, or electronically stored or accessible copies or versions of such items, which were provided to the Consultant or Key Person by the Company or developed or obtained by the Consultant and Key Person in connection with their relation with the Company.

4.	Non-Disparagement

The parties mutually agree that the terms of the termination of the Agreement are amicable and mutually acceptable and each agree with the other that neither shall malign, defame, blame, or otherwise disparage the other, either publicly or privately regarding the past or future business or personal affairs of the other party, or any other officer, director or employee of such party.

5.	General

5.1.	This Separation Agreement supersedes and replaces all previous oral and written agreements or communications regarding the termination of the Agreement and the events leading thereto and associated therewith.

5.2.	In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of provision, unless the absence of that provision or portion materially alters the rights and obligations of the signatories under this Separation Agreement.

5.3.	This Separation Agreement may only be amended in writing signed by both parties.

5.4.	This Separation Agreement shall be governed by and construed according to the laws of the State of Israel and any dispute arising under or in connection with this Separation Agreement shall be presented in and determined by the courts of Israel at Tel Aviv, exclusively, to whose sole jurisdiction the parties do hereby submit.

5.5.	All notices, demands or other communications by either party to the other shall be in writing and shall be effective upon personal delivery or if sent by (i) mail seven days after deposited in the mail, first class postage, prepaid, Register or Certified; or (ii) by fax or email 1 business day (Sunday to Thursday) and all such notices given by mail, fax or email shall be sent and addressed as follows until such time as another address or fax number is given by notice pursuant to this provision.

If to Company:	If to Consultant / Key Person:

Inspire Ltd.	________________ St., Rishon Lezion,
4 Menorat Hamaor St., Tel Aviv	Israel
Israel

Attention: Mr. Craig Shore	Attention: Mr. Ofir Paz

Fax No.: +972-3-_________	Fax No.: +972-3-________
Email:craig@inspiremd.com	Email: _________________

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

Inspire MD Ltd.	A.S. Paz Management and Investment Ltd.

By: /s/ Craig Shore	By: /s/ Ofir Paz

Name: Craig Shore	Name: Ofir Paz

Title: CFO	Title: CEO

Undertaking

I the undersigned, Ofir Paz, hereby acknowledge that I read and fully understood the Separation Agreement to which this Undertaking is attached and agree that it shall bind me personally for all matter and purpose as if I was a party thereto.

/s/ Ofir Paz

Ofir Paz

Date: January 3, 2013